Exhibit 10.1

May 20, 2021

Mr. Jeffrey Oestmann

400 Lincoln Drive SE

St. Michael, MN 55376

Via joestmann@outlook.com

Dear Jeff:

On behalf of Granite Falls Energy, LLC (“GFE”) and our Board of Directors, I am pleased to confirm the details of your employment as Chief Executive Officer, reporting to the GFE Board Chairman and Board of Directors. We look forward to having you lead our team and helping us further our growth and profitability.

This letter summarizes the primary employment terms and conditions. These are:

1.	Start Date: This letter will cover the terms and conditions of your employment with GFE for the term beginning on May 26, 2021 through the termination of your employment with GFE (the “Term”).

2.	Base Salary and Benefits: Your initial base annual salary will be $278,180, payable pursuant to GFE’s biweekly pay period calendar. Beginning December 1, 2021, your annual salary will increase to $288,180.

3.	Signing Bonus: You will receive a onetime signing bonus in the amount of $22,575.00 net of applicable taxes and withholdings. This signing bonus will be paid to you on GFE’s first payroll date following your start date. Although paid to you presently, you must repay the signing bonus to GFE if you leave GFE’s employment for any reason before completing one year of employment, and GFE may recover all or part of the signing bonus from your final payroll check if it desires in such event.

4.	Annual Bonus:

a.	Amount: You will receive an annual bonus equal to 1/2% of GFE’s audited net income exceeding $5,000,000.00 for each of GFE’s fiscal years during the Term, computed on a GAAP basis, limited to a maximum of 200% of your base salary. For example, if audited net income for FYE 2021 is $12 million, then your annual bonus is $35,000 ($12,000,000 - $5,000,000 = $7,000,000 x 0.005 = $35,000 < ($270,900 x 2).

Jeff Oestmann

May 20, 2021

b.	Conditions and Timing: This bonus, if any, will accrue and vest on December 31st of each year, if you are then still employed by GFE, and be paid within 30 days after GFE’s receipt of its annual audit report from its certified public accountants for each fiscal year end, and is subject to any adjustments to net income adopted in any such audit report.

5.	Reimbursement Expense:

a.	GFE will reimburse you for the costs of: (i) acquiring a laptop computer with the necessary software and peripherals (e.g., monitor, keyboard, and multi-function printer), (ii) acquiring a data service package for your home to facilitate after hours work from your home, (iii) acquiring a mobile phone (e.g, iPhone) and its monthly fees for voice and data services, and (iv) other common and necessary expenses related to your duties as Chief Executive Officer which may include but not be limited to educational material, travel, conferences, meals and entertainment.

b.	GFE will also reimburse you for business travel use of your personal automobile on behalf of GFE at the IRS published standard business mileage rate then in effect, excluding commuting miles from your home.

6.	Moving allowance: GFE will reimburse up to $5,000 of moving and relocation costs upon your relocation to Granite Falls, Minnesota.

7.	Performance Review: The Board of Directors will schedule your annual performance with you review at approximately December 1st of each year during the Term to assess your performance, reassess your compensation, and set goals for the following fiscal year.

8.	Severance:

a.	In the event your employment is terminated by GFE or a successor company for any reason other than “Cause” following a “Change of Control”, you will receive a severance payment equal to twelve (12) months of your then-current base salary paid equally over the twelve (12) month period following your termination (the “Severance Period”) . GFE or a successor company will pay your monthly COBRA benefits for up to twelve (12) months or until you are eligible for another employer’s medical insurance plan, whichever comes first. Also, in the event of Change in Control, your bonus compensation will immediately vest.

b.	As used in this letter of agreement:

i.	“Change of control” of GFE shall be deemed to have occurred (1) upon the sale or other transfer of voting power representing effective control of the Company to a

Jeff Oestmann

May 20, 2021

person or group of related persons who, immediately before such transaction (or series of related transactions) does not have effective voting control of the Company; (2) upon the merger or consolidation in which GFE’ current shareholders will own less than a majority of the voting power of GFE or any such surviving or new corporation; or (3) upon the consummation of a sale, lease, exchange or other transfer or disposition by GFE of all or substantially all its assets to any person or group or related persons.

ii.	“Cause” shall be defined as (i) your conviction of a felony or any criminal act involving dishonesty or moral turpitude; (ii) your failure to follow company policies regarding discrimination and harassment; (iii) your willful and continued failure to substantially perform your duties with the GFE; or (iv) you are willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on GFE.

9.	Confidentiality: During the course of your employment as Chief Executive Officer, you will receive, obtain or establish knowledge and information about, and/or relationships with, GFE’s business associates, customers, clients and agents. You will also receive, obtain or establish knowledge and information about GFE’s business methods, systems, plans and policies. You agree that this knowledge and information, and these relationships, are valuable and unique assets of GFE. Therefore, during the course of your employment as Chief Executive Officer and at all times thereafter, you will not disclose, without the written consent of GFE, any material or substantial, confidential or proprietary know-how, data or other information pertaining to GFE or its business, personnel or plans, to any person, firm, corporation or other entity, other than in furtherance of GFE’s business purposes.

10.	Covenant Not to Compete:

a.	During GFE employment: You agree that, except as otherwise provided in this letter, during the course of your employment with GFE or a successor company, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant or otherwise, engage in any business or activity competitive with the business activities of GFE as such business activities now exist or as may hereafter be undertaken by GFE.

b.	Following without cause termination: In the event your employment with GFE or a successor company is terminated without Cause, you agree that, except as otherwise provided in this letter, for a period of months equal to the “Severance Period”, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant or otherwise, engage in any business or activity competitive with the business activities of GFE as such business activities now

Jeff Oestmann

May 20, 2021

exist or as may hereafter be undertaken by GFE, anywhere within 55 miles of both Granite Falls, Minnesota and Heron Lake, Minnesota. You agree that these restrictions are fair and reasonable in the event your employment is terminated without cause and you receive a severance payment from GFE. If the temporal and/or geographic restrictions above are held invalid by a court, then those restrictions shall be revised to include the maximum reasonable restrictions allowed under Minnesota law.

c.	Following termination for cause: In the event your employment with GFE or a successor company is terminated for Cause, you agree that, except as otherwise provided in this letter, for a period of one (1) year thereafter, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant or otherwise, engage in any business or activity competitive with the business activities of GFE as such business activities now exist or as may hereafter be undertaken by GFE, anywhere within 55 miles of both Granite Falls, Minnesota and Heron Lake, Minnesota. You agree that these restrictions are fair and reasonable in the event your employment is terminated for cause. If the temporal and/or geographic restrictions above are held invalid by a court, then those restrictions shall be revised to include the maximum reasonable restrictions allowed under Minnesota law.

11.	Vacation/Holidays/Personnel Days: You will be eligible for 30 days of annual personal-time-off or vacation days, plus paid holidays.

12.	Full Time and Best Efforts: You agree to, at all times, devote your best efforts and full and exclusive time, attention and energies to the performance of your duties and responsibilities under this letter agreement; provided, however, that you are not prohibited from any of the following: (i) the conduct to a reasonable extent of charitable, church, fraternal and civic activities; (ii) the making of passive, personal investments in entities or businesses that are not, directly or indirectly, engaged in the business of GFE or any activity otherwise competitive with or adverse to the business, practice or affairs of GFE; and (iii) the conduct to a reasonable extent of private consulting business, as distinguished from professional affairs or business related in any way to the business, practice or affairs of GFE. Notwithstanding the forgoing, you will not be required to be physically present in either Granites Falls or Heron Lake cumulatively more than 3.0 days per week, so long as you otherwise maintain constant availability with GFE’s staff and marketing partners, except during those weeks when your commitments to GFE reasonably require greater time in either Granite Falls or Heron Lake.

13.	Employee Benefits: GFE offers a comprehensive benefit program for its employees, including a 401k, health and dental benefits, long-term disability, and life insurance. You are eligible for the Company’s employee benefits in accordance with the terms of the plans.

Jeff Oestmann

May 20, 2021

As with all our employees, your employment at GFE is “at-will”. This means that your employment continues so long as both GFE and you agree that it should. Both GFE and you have the right to terminate the employment relationship at any time and for any or no reason.

This letter will supersede any prior oral or written understanding concerning compensation or other terms of your employment, and any changes with respect to your compensation arrangements must be in writing and signed on behalf of GFE.

This offer is contingent upon successful completion of all GFE hiring procedures including drug testing, credit check, etc.

Congratulations on your assignment as Chief Executive Officer of Granite Falls Energy, LLC.

If you find these terms acceptable, please sign a copy of this letter in the space provided below, scan it, and e-mail it back to me. If you have any questions, do not hesitate to contact me.

Sincerely,

Paul Enstad

Chairman of the Board

This letter has been read and fully understood. I accept all the terms of employment as specified.

______________________________________ _________________

Jeff OestmannDate